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                                                                    EXHIBIT 10.2

                                   AGREEMENT

     THIS AGREEMENT is entered into as of the 2nd day of February, 1996, by and among Southwest Banks, Inc., a Florida corporation (the "Company"), FNB Corporation, a Pennsylvania corporation ("FNB"), and certain officers of the Company who are signatories to this Agreement (the "Officers").

                              W I T N E S S E T H:

     WHEREAS, each of the Officers has entered into an employment agreement with the Company (collectively, the "Employment Agreements") which provides, among other things, for certain payments to such officers in the event of a change in control of the Company (as defined in the Employment Agreements); and

     WHEREAS, the Officers are holders of certain options to purchase common stock of the Company (the "Options") granted pursuant to the Company's 1988 Incentive Stock Option Plan and represented by option agreements between such Officer and the Company (the "Option Agreements"); and

     WHEREAS, certain provisions of the Employment Agreements and the Option Agreements would be affected by the consummation of the terms of a proposed Agreement and Plan of Merger among the Company, FNB and a wholly-owned subsidiary of FNB (the "Merger Agreement") pursuant to which FNB would acquire the Company (the "Merger"); and

     WHEREAS, the parties hereto desire to amend the Employment agreements to clarify the effect of the change of control provisions thereof with respect to the Merger and to make certain additional agreements;

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

     1. No Change in Control. The Officers hereby agree to waive the provisions of paragraph 10(a) of the Employment Agreements with respect to the Merger, with the intended effect that, neither the approval and execution of the Merger Agreement nor the consummation of the transactions contemplated thereby shall constitute a "Change in Control" as such term is defined in the Employment Agreements, or otherwise give rise to any rights of acceleration, payment or other special rights under the Employment Agreements.

     2. Treatment of Options. If at any time following consummation of the proposed Merger, the employment of any of the Officers is terminated for any reason, other than death, whether by the Officer, the Company or FNB, then upon such termination the terminated Officer shall be entitled to receive common stock of FNB in an amount equal in value to the excess of the fair market value of FNB common stock on the date of termination over the per share exercise price of the Options, multiplied by the number of shares of common stock subject to such Options (whether or not then fully exercisable). The fair market value of the FNB common stock shall be equal to the higher of (i) the closing price (or the average of the closing bid and asked prices if no closing price is available) on any nationally recognized securities exchange or automated quotation system on which FNB's shares may be listed or quoted, or (ii) the value as determined by the Board of Directors of FNB if there is no organized trading market for the shares at the time such determination is made. For purposes of this paragraph 2, and notwithstanding any provisions to the contrary in the Employment Agreements, FNB agrees to provide 60 days notice prior to terminating any Officer. Any payment made pursuant to this paragraph 2 shall be in lieu of any payment that would otherwise be payable under Section 11(b) of the Employment Agreements as such section relates to payments due under Section 10(b) of the Employment Agreements.

     3. Future Change in Control of FNB. Following consummation of the proposed Merger, if a Change in Control (as defined in the Employment
Agreements) shall occur with respect to FNB, FNB shall comply with all Change in Control provisions of the Employment Agreements as originally written and as if such agreements had been made directly between FNB and the Officers; provided, however, that any payments
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made pursuant to paragraph 2 of this Agreement shall be in lieu of payments made pursuant to Section 10(b) of the Employment Agreements.

     4. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf as of the date first stated above. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

"COMPANY"                                       "OFFICERS"

SOUTHWEST BANKS, INC.
                                           /s/ GARY L. TICE
By: /s/  LEWIS ALBERT                      --------------------------
    ------------------------               Gary L. Tice
Title: Senior Vice President &
       Chief Financial Officer
                                           /s/ GARRETT S. RICHTER
                                           --------------------------
                                           Garrett S. Richter

"FNB"
                                           /s/ DAVID W. GOMER
FNB CORPORATION                            --------------------------
                                           David W. Gomer
By:   /s/ PETER MORTENSEN
      ------------------------             /s/ JAMES L. COTTRELL
Its:  Chairman and President               --------------------------
                                           James L. Cottrell

                                           /s/ C.C. COGHILL
                                           ---------------------------
                                           C.C. Coghill

                                           /s/ DAVID H. SCHAEFFER
                                           ---------------------------
                                           David H. Schaeffer

                                           /s/ ROBERT AVERY
                                           ---------------------------
                                           Robert Avery









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